FOR IMMEDIATE RELEASE

LRAD CORPORATION TO REPORT

$2.2 MILLION IN FISCAL Q1 2011 REVENUES AND

OVER $7.0 MILLION OF LRAD® SYSTEMS ORDER IN TRANSIT

Company On Track to Report Record

First Half Fiscal 2011 Revenues

SAN DIEGO, CA, January 11, 2011 - LRAD Corporation (NASDAQ: LRAD), the global leader in acoustic hailing devices (AHDs), announced today that it expects to report fiscal Q1 2011 revenues of $2.2 million with an additional $7.2 million of LRAD® systems in transit (FOB destination) for the period ended December 31, 2010. The Company also announced that it is on track to report record first half fiscal year revenues with $12.8 million in back orders as of December 31, 2010, which includes the $7.2 million in transit, scheduled for delivery and receipt prior to March 31, 2011.

"As we have previously indicated, we're on pace to report record first half and full fiscal year revenues," remarked Tom Brown, president and CEO of LRAD Corporation. "In addition to the $2.2 million in revenues we expect to report for fiscal Q1 2011, we built $7.2 million of LRAD systems that are in transit to an international customer. This revenue will be recognized this quarter (fiscal Q2 2011)."

"We are scheduled to build and ship the balance of the $12.8 million in LRAD back orders along with other U.S. and international orders this quarter," Brown concluded. "In spite of the budget uncertainty for near-term domestic defense spending, we anticipate continued strong financial performance and major revenue growth this fiscal year."

About LRAD Corporation

LRAD Corporation's Long Range Acoustic Device® (LRAD®) directional sound systems are being used around the world in diverse applications including fixed and mobile military deployments, maritime security, critical infrastructure and perimeter security, commercial security, border and port security, law enforcement and emergency responder communications, and wildlife preservation and control. For more information about LRAD Corporation and its long-range directional sound systems, please visit the company's web site at www.lradx.com.

Forward-looking Statements: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended September 30, 2010. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

FOR FURTHER INFORMATION CONTACT:

Robert Putnam

Investor Relations

(858) 676-0519

robert@lradx.com